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EXHIBIT 99.1

Press Release

Contact:	Dan Croft Motient Corporation 847-478-4701

MOTIENT ANNOUNCES NEW FINANCING AND LIQUIDITY ACTIONS

        Reston, VA, January 28, 2003—Motient Corporation (OTC:MNCP) announced today that through a combination of customer growth, internal cost reductions, renegotiated vendor and customer arrangements, and a new credit facility, the company has improved its liquidity situation, and now believes that it has sufficient liquid resources to effectuate its business plan.

        "This has been a long, tough process," said Walt Purnell, President and CEO. "We emerged from Chapter 11 in May 2002, right into a very difficult business environment and a situation where several of our key business partners were in financial difficulty. It required us to reduce our revenue growth expectations. That, in turn, created a funding gap for the company with no easy market solution given the state of Wall Street. We have been forced to address our own problems, without outside help, and we are now beginning to see the fruits of those efforts. With continuation of revenue growth no greater than we experienced during 2002, we believe that we have sufficient resources on hand to bridge our cash flow needs, as we continue to move toward our break-even point, which we hope to achieve by early 2004."

        The centerpiece of the funding solution is a $12.5 million credit facility provided by a group of Motient's current investors, which can be drawn upon during 2003 as the company proceeds toward cash break-even.

        While the cost actions and staffing reductions implemented in 2002 were significant, the company will be able to continue to meet and exceed all network performance and customer commitments.

        "Through the internal cost actions and renegotiated contracts we have significantly lowered our monthly cash burn rate and shortened the time to our cash flow break-even point," added Patricia Tikkala, Motient's CFO.

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  About Motient Corporation:

        Motient Corporation (www.motient.com) owns and operates the nation's largest two-way wireless data network—the Motient™ network—and provides a wide-range of mobile and Internet communications services principally to business-to-business customers and enterprises. The company provides eLinkSM and BlackBerry™ by Motient two-way wireless email services. Motient's wireless email services operate on the RIM 850 and RIM 857 Wireless Handhelds™ and Motient's MobileModem for the Palm™ V series handhelds. Motient serves a variety of markets including mobile professionals, telemetry, transportation and field service, offering coverage to all 50 states, Puerto Rico and the U.S. Virgin Islands.

        "eLink is a service mark and Motient is a registered trademark of Motient Corporation. The BlackBerry and RIM families of related marks, images and symbols are the exclusive properties of, and trademarks of Research In Motion Limited and are used by permission. "BlackBerry by Motient"—used by permission. Palm V is a trademark of Palm, Inc."

        This release contains forward looking statements, including statements regarding Motient's continuing operations and business, and Motient's future financial performance. Factors that could cause actual results to differ materially from those in the forward looking statements in this news release are described in Motient Corporation's registration statement on Form S-1 (File No. 333-87844) and in Motient's other periodic filings and reports with the Securities and Exchange Commission. Copies of such reports and filings are available upon request from Motient's Investor Relations Department.

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  EXHIBIT 99.1
Press Release